                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. ______)


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.             [ ]  Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Materials Pursuant to Rule 14a-12.


                               ALTERA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to the Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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


                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 10, 2000
                                   10:00 A.M.

     The Annual Meeting of Stockholders of Altera Corporation, a Delaware corporation, will be held on Wednesday, May 10, 2000, at 10:00 a.m. local time, at Altera's offices at 101 Innovation Drive, San Jose, California, for the following purposes:

     1. To elect directors to serve until the next annual meeting of stockholders or until their successors are elected.

     2. To approve an amendment to the 1996 Stock Option Plan to increase by 4,000,000 the number of shares of Common Stock reserved for issuance under the plan.

     3. To approve an amendment to the 1987 Employee Stock Purchase Plan to increase by 250,000 the number of shares of Common Stock reserved for issuance under the plan.

     4. To approve an amendment to Altera's Certificate of Incorporation to increase from 400 million to 700 million the number of shares of Altera's authorized Common Stock.

     5. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for Altera for the fiscal year ending December 31, 2000.

     6. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on March 22, 2000 are entitled to notice of, and to vote at, the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting in person, you may vote even if you have returned a proxy card.

                                        For the Board of Directors
                                        ALTERA CORPORATION

                                        C. Wendell Bergere
                                        Secretary
San Jose, California
March 31, 2000

                             YOUR VOTE IS IMPORTANT.

         PLEASE SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE
                     AND RETURN IT IN THE ENCLOSED ENVELOPE.

                               ALTERA CORPORATION

                                ----------------

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 10, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

   The enclosed proxy is solicited on behalf of the Board of Directors of Altera Corporation, a Delaware corporation, for use at Altera's Annual Meeting of Stockholders to be held on May 10, 2000, or at any adjournment(s) or postponement(s) of the meeting.

   A number of abbreviations are used in this Proxy Statement. We refer to Altera Corporation as "Altera." The term "proxy solicitation materials" includes this Proxy Statement, as well as the enclosed proxy card and the 1999 Annual Report, which is incorporated by reference. References to "fiscal 1999" mean Altera's 1999 fiscal year which began on January 1, 1999 and ended on December 31, 1999. Altera's 2000 Annual Meeting of Stockholders is simply referred to as "the annual meeting."

   Altera's principal executive offices are located at 101 Innovation Drive, San Jose, California 95134. Our telephone number is (408) 544-7000.

   These proxy solicitation materials were mailed on or about March 31, 2000 to all stockholders entitled to vote at the annual meeting.

RECORD DATE AND SHARES OUTSTANDING

   Stockholders who owned shares of our stock at the close of business on March 22, 2000 (the "Record Date") are entitled to notice of, and to vote at, the annual meeting. At the Record Date, Altera had 199,737,435 shares of Common Stock issued and outstanding.

REVOCABILITY OF PROXIES

   You may revoke your proxy at any time before its use by delivering a written notice of revocation to Altera, by delivering an executed proxy bearing a later date to Altera or by attending the meeting and voting in person.

VOTING

   Each share of Common Stock outstanding on the Record Date is entitled to one vote. Cumulative voting is not permitted. Altera's transfer agent tabulates the votes. A quorum, which is a majority of the outstanding shares as of the Record Date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote your shares by telephone, or if you submit a properly executed proxy card. Votes against a particular proposal will be counted both to determine the presence or absence of a quorum and to determine whether the requisite majority of voting shares has been obtained.

   While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions and broker non-votes, Altera believes that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the annual meeting, but not to determine whether the requisite majority of the shares has been obtained on the various proposals. In the absence of controlling precedent to the contrary, Altera intends to treat abstentions and broker non-votes in this manner.



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

SOLICITATION OF PROXIES

   Altera will pay for the cost of this solicitation. Altera has retained the services of D.F. King & Co., Inc. to help solicit proxies from brokers, bank nominees, and other institutional owners. Altera estimates that it will pay D.F. King & Co., Inc. a fee of $5,000.00 for its services and will reimburse it for certain out-of-pocket expenses. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and regular employees, without additional compensation, personally or by telephone, telegram or facsimile.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

   If you intend to present a stockholder proposal at Altera's 2001 Annual Meeting of Stockholders, we must receive your proposal no later than December 1, 2000 in order to include it in the proxy statement and form of proxy related to that meeting.

                      PROPOSAL ONE -- ELECTION OF DIRECTORS

NOMINEES

   Our Board of Directors is comprised of seven members, all of whom are to be elected at the annual meeting. The Nominating Committee of the Board of Directors has nominated the persons named below for election as directors at the annual meeting. Unless otherwise directed, the proxy holders will vote the proxies received by them for the seven nominees named below. If any of the seven nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

   The names of the nominees and certain information about them are set forth below.

                                                                     DIRECTOR
NAME OF NOMINEE        AGE       POSITION(S) WITH ALTERA               SINCE
---------------        ---       -----------------------              --------
Rodney Smith           59    Chairman of the Board of  Directors,      1983
                             President and Chief Executive Officer
Charles M. Clough      71    Director                                  1997
Michael A. Ellison     54    Director                                  1984
Paul Newhagen          50    Director                                  1987
Robert W. Reed         53    Director                                  1994
Deborah D. Rieman      50    Director                                  1996
William E. Terry       66    Director                                  1994

   There is no family relationship between any of the directors or executive officers of Altera.

   RODNEY SMITH has served as Chairman of the Board of Directors, President and Chief Executive Officer since joining Altera in November 1983. Prior to that time, he held various management positions with Fairchild Semiconductor Corporation, a semiconductor manufacturer.

   CHARLES M. CLOUGH has served as a director of Altera since August 1997. In August 1997, Mr. Clough retired from his position as Chairman of the Board of Directors of Wyle Electronics, a distributor of semiconductor products and computer systems. From 1982 to 1997, Mr. Clough held various management positions at Wyle Electronics, including President, Chief Executive Officer and Chairman. Wyle Electronics is one of Altera's authorized distributors in the United States. Prior to joining Wyle Electronics, he had spent 27 years with Texas Instruments holding a number of management and executive positions relating to semiconductor operations, including the head of Bipolar operations, European Semiconductor group and worldwide marketing.

   MICHAEL A. ELLISON has served as a director of Altera since April 1984. Since October 1994, Mr. Ellison has been the Chief Executive Officer of Steller, Inc., a distributor of electronics parts. From January 1982 to December 1992, he was a General Partner of Cable & Howse Ventures, a venture capital investment firm. Following that, he was a private venture capital investor.

   PAUL NEWHAGEN, a co-founder of Altera, has served as a director of Altera since July 1987. In March 1998, Mr. Newhagen retired from his position as Vice President -- Administration of Altera, a position he had held since December 1994. From June 1993 to November 1994, he served as a consultant to Altera. From 1983 to 1993, Mr. Newhagen held various management positions at Altera, including Vice President of Finance and Administration, Chief Financial Officer and Secretary.

   ROBERT W. REED has served as a director of Altera since October 1994. In 1996, Mr. Reed retired from his position as Senior Vice President of Intel Corporation, a semiconductor manufacturer. From 1983 to 1991, Mr. Reed was Intel's Chief Financial Officer.

   DEBORAH D. RIEMAN, PH.D., has served as a director of Altera since May 1996. Dr. Rieman currently manages a private investment fund and consults to Internet start-up companies. Until May 1999, Dr. Rieman was the President and Chief Executive Officer of CheckPoint Software Technologies, Inc. ("CheckPoint"), an Internet security software company. Prior to joining CheckPoint, Dr. Rieman held various executive and marketing positions with Adobe Systems Inc., a computer software company, Sun Microsystems Inc., a computer networking company, and Xerox Corp., a diversified electronics manufacturer. Dr. Rieman also serves as a director of Corning Inc., Alchemedia Corp., and Enonymous Corp.

   WILLIAM E. TERRY has served as a director of Altera since August 1994. Mr. Terry is a former director and Executive Vice President of the Hewlett-Packard Company, a diversified electronics manufacturing company. In 36 years at Hewlett-Packard, he held a number of senior management positions, including general manager of Hewlett-Packard's Data Products and Instrument Groups, and subsequently had overall responsibility for the Measurement Systems Sector. He retired from Hewlett-Packard in November 1993. Mr. Terry also serves as a director of Key Tronic Corporation and Phase Metrics, Inc.

VOTE REQUIRED

   The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors of Altera. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but have no other legal effect under Delaware law.

BOARD AND COMMITTEE MEETINGS

   The Board of Directors held seven meetings during fiscal 1999. The Board of Directors has standing audit, compensation and nominating committees.

   The members of the Audit Committee are Michael A. Ellison and Robert W. Reed. Messrs. Ellison and Reed are "independent" directors as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee held four meetings during fiscal 1999. The purposes of the Audit Committee are to review with Altera's management and independent accountants such matters as internal accounting controls and procedures, the plan and results of the annual audit, and suggestions of the accountants for improvements in accounting procedures; to nominate independent accountants; and to provide such additional information as the committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board's attention.

   The members of the Compensation Committee are William E. Terry and Michael A. Ellison. The Compensation Committee held three meetings during fiscal 1999. The purposes of the Compensation Committee are to review and approve the compensation to be paid or provided to Altera's executive officers, the aggregate compensation of all employees of Altera and the terms of compensation plans of all types.

   The members of the Nominating Committee are Charles M. Clough, Paul Newhagen and William E. Terry. The Nominating Committee held two meetings in fiscal 1999. The purpose of the Nominating Committee is to seek qualified candidates for nomination and appointment to the Board of Directors. The Nominating Committee selects such candidates by evaluating potential candidates' decision-making ability, business experience, technological background, personal integrity, reputation, and other factors. In addition, as reflected in the Nominating Committee's charter, the Nominating Committee recognizes the benefits of a Board of Directors that reflects the diversity of Altera's stockholders, employees, and customers, and the community in which it operates. Accordingly, the Nominating Committee actively seeks qualified candidates for nomination and election to the Board of Directors in order to reflect such diversity. The Nominating Committee conducts its evaluation of potential candidates independently and confidentially; therefore, it does not accept stockholder recommendations of candidates. In January 2000, the Nominating Committee nominated the candidates identified in this proxy for election to Altera's Board of Directors.

   During fiscal 1999, only one director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of its committees on which they serve. Dr. Rieman was not able to attend a Special Board meeting that was scheduled during a period when Dr. Rieman was not available. Also, a pre-existing conflict with the meeting schedule prevented Dr. Rieman from attending a second Board of Directors meeting.

CERTAIN BUSINESS RELATIONSHIPS

   In January 2000, the Board of Directors approved a grant of 25,000 shares of Altera's restricted Common Stock to Michael B. Jacobs, Altera's newly hired Senior Vice President, Worldwide Sales. In March 2000, Mr. Jacobs purchased the 25,000 shares at the par value per share. Subject to Mr. Jacobs' continued employment with Altera, the restrictions on twenty-five percent of the shares will lapse annually over four years. The restricted stock grant to Mr. Jacobs was made to compensate him for stock options that were forfeited upon termination of his prior employment and were scheduled to vest in a short term.

   In August 1997, Charles M. Clough retired from his position as Chairman of the Board of Directors of Wyle Electronics. Immediately thereafter, Altera named Mr. Clough to its Board of Directors. Mr. Clough is currently a director of Altera and is a nominee for director. See "-- Nominees." Wyle Electronics is one of Altera's authorized distributors in the United States. During fiscal 1999, Altera's sales to end customers in which Wyle Electronics acted as Altera's distributor exceeded 5% of Altera's 1999 fiscal year consolidated gross revenues of $836.6 million.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Compensation Committee are Michael A. Ellison and William
E. Terry. Neither Mr. Ellison nor Mr. Terry was at any time during Altera's 1999 fiscal year or at any other time an officer or employee of Altera. No executive officer of Altera serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of Altera's Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

   The Compensation Committee of the Board of Directors (the "Committee") establishes the general compensation policies of Altera and the compensation plans and specific compensation levels for senior executives including Altera's Chief Executive Officer.

General Compensation Philosophy

   The primary objectives of Altera's executive compensation policies include:

      -  Attracting, motivating, and retaining quality employees,

      - Rewarding executives based upon Altera's financial performance at levels competitive with comparable high-growth companies, and

      -  Providing incentives designed to increase shareholder value.

   Because Altera competes against aggressive companies in a dynamic, high-growth industry, Altera believes that finding, motivating, and retaining quality employees, particularly senior managers and technical contributors, is a key factor to Altera's future success. Accordingly, the Committee's compensation philosophy seeks to align management and shareholder interests by tying cash compensation and long-term equity incentive programs to Altera's financial performance, including increased returns to shareholders. The Committee also seeks to maintain executives' aggregate compensation, including salary, bonus, and long-term equity incentives, at a level competitive with comparable high-growth companies.

Cash Compensation

   Cash compensation for Altera's senior executives consists of a fixed base salary and an annual bonus based on Altera's financial performance. Comparable peer company and other market data are studied in determining total cash compensation. In order to implement its philosophy that executives be rewarded for achieving positive financial results, the Committee structures the variable incentive bonus component to significantly affect their level of total compensation as compared to total compensation of executives of peer companies. Thus, while executive base salaries are targeted to be in the third quartile for salaries paid by peer companies, bonuses are targeted to raise or lower the level of total compensation in comparison with peer companies depending upon Altera's performance in meeting annual goals established by the Committee.

   In setting annual goals for the executive bonus plan, the Committee considers various factors, including the anticipated introduction of new products, general economic conditions, and Altera's position relative to its competitors. The Committee intends that the goals be aggressive, emphasizing strong revenue growth and consistent net income. In order to achieve the purpose of the plan, the financial goals set by the Committee and the corresponding bonus targets are communicated to participants prior to the beginning of the fiscal year.

Long-Term Equity Compensation

   Long-term equity incentives, including stock options and stock purchase rights granted pursuant to Altera's stock option and stock purchase plans, directly align the economic interests of Altera's management and employees with those of its stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of Altera's Common Stock increases above the exercise price, which is set at the fair market value of Altera's Common Stock on the date the option is granted. In addition, employees must remain employed with Altera for a fixed period of time in order for the options to vest fully. Options are granted to employees and executives following a yearly review of individual performance and consideration of the individual's long-term value to Altera.

CEO Compensation

   In setting the CEO's compensation, the Committee considers comparative financial and pay data of selected peer companies in the semiconductor industry which approximate the size of Altera in terms of employees, revenue, and capitalization. The Committee also considers studies from independent consultants of compensation structures. The Committee has maintained Mr. Smith's base annual salary for 2000 at $800,000 based upon the median base salary level of peer company CEOs and the financial performance of Altera in fiscal 1999, both in absolute terms and relative to the performance of the peer companies.

   The amount of the CEO's 1999 bonus was based on Altera's fiscal 1999 growth of sales revenue over prior year results as compared to such growth of peer companies and the level of net income, subject to a cap at 150% of the CEO's base salary. During 1999, Altera's revenues grew 28%. Net income as a percentage of revenue was 26.8%, an increase of 3.2 percentage points over the prior year. Based on Altera's results, the Committee awarded the CEO a bonus for fiscal 1999 of $680,192.

   Altera grants stock options to the CEO based primarily on the Committee's evaluation of his ability to influence Altera's long-term growth and profitability. The Committee's determination of the size of the option grant is made in its discretion based principally on the Committee's estimation of the equity incentive value of the CEO's unvested option position. In 1999, Altera granted Mr. Smith an option to purchase 200,000 shares of Altera's Common Stock.

Other Executive Compensation

   The Committee has adopted compensation policies for its senior executives similar to those established for the CEO. Using salary data supplied by outside consultants and other publicly available data, such as proxy data from peer companies, the CEO recommends to the Committee base salaries for executive officers that are within the range of salaries for persons holding similar positions at peer companies. In setting executive officer salaries, the CEO and the Committee also consider factors such as Altera's performance relative to the peer companies and the individual officer's past performance and future potential. In accordance with Altera's compensation goals, the executive officers' base salaries for fiscal 1999 were generally at the median of the range of peer company base salary data obtained by the Committee.

   Cash bonuses for all executive officers for fiscal 1999 were based on Altera's growth of revenues over prior year results compared to such growth of peer companies and the level of net income. As in the case of the CEO, executive officer bonuses for fiscal 2000 will continue to be awarded based on Altera's growth of sales revenue over prior year results and the level of net income.

   As with the CEO, the size of the stock option grant to each executive officer is determined by the Committee's evaluation of that officer's ability to influence Altera's long-term growth and profitability. In addition, the Committee considers the incentive effect of additional option grants given the stock options then held by such executive officers and the amount of those options that are not yet vested.

   In the hiring of a new executive officer, the Committee, in addition to approving the base salary, bonus program participation and stock option grant, also granted restricted stock in order to compensate him for stock options that were forfeited upon termination of his prior employment and were scheduled to vest in a short term.

   Other Compensation Considerations

   The Committee has studied Section 162(m) of the Internal Revenue Code and related regulations of the Internal Revenue Service, which restrict the deductibility of executive compensation paid to any of Altera's five most highly-paid executive officers at the end of any fiscal year to the extent that such compensation exceeds $1 million in any year and does not qualify for an exemption under the statute or related regulations. Altera has qualified its 1987 Stock Option Plan and its 1996 Stock Option Plan as performance-based plans and therefore compensation realized in connection with exercises of options granted under the Plan is exempt under the statute. The Committee does not believe that the other components of Altera's compensation will be likely in the aggregate to materially exceed $1 million for executive officers in 2000 and therefore has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future.

     William E. Terry, Chairman            Michael A. Ellison, Member
       Compensation Committee                Compensation Committee

DIRECTOR COMPENSATION

   Currently, Altera's non-employee directors (the "Outside Directors") receive $2,000 for each meeting of the Board of Directors or a committee of the Board of Directors (unless held in conjunction with a meeting of the Board as a whole) attended in person, and $1,000 for each meeting attended by telephone. Altera reimburses each non-employee member of the Board of Directors and its committees for expenses incurred by such member in connection with the attendance of such meetings. Altera's Outside Directors are also paid an annual retainer in the amount of $12,000, paid in advance on the date of the annual meeting of stockholders in each year but prorated for any partial year.

   Each Outside Director is eligible to include the annual retainer and meeting fees, but not expense reimbursements, in Altera's Deferred Compensation Plan. Altera incurs incidental expenses for administration of the Deferred Compensation Plan, and Altera's tax benefit for payments to such directors is delayed until funds (including earnings on the amounts invested pursuant to such Plan) are eventually distributed from such Plan. Altera does not pay any additional compensation to its non-employee directors as a result of the Deferred Compensation Plan.

   The Outside Directors also receive options under Altera's 1998 Director Stock Option Plan (the "1998 Director Plan"). The 1998 Director Plan provides for the grant of nonstatutory stock options to each of Altera's Outside Directors ("Director Options"). Such grants occur automatically upon commencement of service as an Outside Director (the "First Option Grant") and upon reelection as an Outside Director (the "Subsequent Option Grant"), and are made from a reserve of 340,000 shares of Altera's Common Stock. In 1999, the First Option Grants to Outside Directors were 20,000 shares of Common Stock and Subsequent Option Grants were 5,000 shares. The exercise price for both First Option Grants and Subsequent Option Grants is equal to the closing price of Altera's Common Stock on the date of the grant. Both First Option Grants and Subsequent Option Grants vest over a period of years according to the 1998 Director Plan.

   Each Outside Director is also eligible to receive medical, dental and vision insurance benefits at the same level available to Altera's employees in general.

   Altera's directors who are also officers of Altera do not receive any additional compensation for their services as members of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth the shares of Common Stock beneficially owned by (i) persons known by Altera to beneficially own greater than 5% of Altera's outstanding stock, (ii) each director of Altera, (iii) the Chief Executive Officer and the four other most highly paid officers of Altera and (iv) all directors and executive officers of Altera as a group. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of the Record Date. All percentage figures in the following table are calculated based on the number of shares of Common Stock outstanding as of the Record Date.

                                                                      SHARES OF COMMON STOCK
                                                                      ----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                NUMBER     PERCENT(2)
----------------------------------------                              ----------   ----------
FIVE-PERCENT STOCKHOLDERS:
FMR Corp.(3) ......................................................   12,438,324      6.2%
T. Rowe Price Associates, Inc.(4) .................................   10,583,900      5.3%
DIRECTORS AND EXECUTIVE OFFICERS:
Rodney Smith(5) ...................................................    3,575,386      1.8%
Charles M. Clough(6) ..............................................       18,687        *
Michael A. Ellison(7) .............................................       78,468        *
Paul Newhagen(8) ..................................................    1,453,888        *
Robert W. Reed(9) .................................................       23,333        *
Deborah D. Rieman(10) .............................................      160,000        *
William E. Terry(11) ..............................................      204,667        *
Denis Berlan(12) ..................................................      572,435        *
Nathan Sarkisian(13) ..............................................      172,483        *
Erik Cleage(14) ...................................................      190,846        *
FORMER EXECUTIVE OFFICER
Peter Smyth(15) ...................................................            0        *
All directors and executive officers as a group (14 persons)(16) ..    6,654,729      3.3%

------------
  *   Less than 1%.

 (1) The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated in a corresponding footnote, the business address of each of the beneficial owners listed in this table is 101 Innovation Drive, San Jose, California 95134.

 (2) Applicable percentage of ownership is based on 199,737,435 shares of Common Stock outstanding as of the Record Date together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after the Record Date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (3) Based on a filing with the Securities and Exchange Commission on February 14, 2000, indicating beneficial ownership as of December 31, 1999. This filing was made with respect to 12,438,324 shares of Altera's Common Stock by FMR Corp., which indirectly holds shares on behalf of its direct and indirect subsidiaries. According to such filing, FMR Corp. has sole voting power with respect to 1,297,414 such shares and sole dispositive power with respect to all 12,438,324 such shares. The business address for each such reporting person is 82 Devonshire Street, Boston, Massachusetts 02109.

 (4) Based on a filing with the Securities and Exchange Commission on February 14, 2000, indicating beneficial ownership as of December 31, 1999. These securities are owned by various individuals and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The business address for each such reporting person is 100 E. Pratt Street, Baltimore, Maryland 21202.

 (5) Includes 530,000 shares which Mr. Smith has the right to acquire within 60 days of the Record Date through exercise of options.

 (6) Includes 16,667 shares which Mr. Clough has the right to acquire within 60 days of the Record Date through exercise of options.

 (7) Includes 5,865 shares which Mr. Ellison has the right to acquire within 60 days of the Record Date through exercise of options.

 (8) Includes 208,500 shares which Mr. Newhagen has the right to acquire within 60 days of the Record Date through exercise of options.

 (9) Includes 23,333 shares which Mr. Reed has the right to acquire within 60 days of the Record Date through exercise of options.

(10) Includes 160,000 shares which Dr. Rieman has the right to acquire within 60 days of the Record Date through exercise of options.

(11) Includes 196,667 shares which Mr. Terry has the right to acquire within 60 days of the Record Date through exercise of options.

(12) Includes 469,006 shares which Mr. Berlan has the right to acquire within 60 days of the Record Date through exercise of option.

(13) Includes 167,334 shares which Mr. Sarkisian has the right to acquire within 60 days of the Record Date through exercise of options.

(14) Includes 185,666 shares which Mr. Cleage has the right to acquire within 60 days of the Record Date through exercise of options.

(15) In February 2000, Mr. Smyth retired from his position as Vice President, Sales.

(16) Includes 2,130,370 shares in the aggregate which executive officers and directors have the right to acquire within 60 days of the Record Date through exercise of options.

EXECUTIVE COMPENSATION

Summary of Officer Compensation

   The following table summarizes the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Altera in fiscal 1999 as well as the total compensation earned by each such individual for Altera's two previous fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                                     ------------
                                             ANNUAL COMPENSATION      SECURITIES     ALL OTHER
                                            ---------------------     UNDERLYING    COMPENSATION
  NAME AND PRINCIPAL POSITION        YEAR   SALARY($)    BONUS($)     OPTIONS(#)        ($)
  ---------------------------        ----   --------     --------     ----------    ------------
Rodney Smith......................   1999    800,031     680,192       200,000        17,980(1)
  President and Chief Executive      1998    550,022     110,000       200,000        17,736(1)
  Officer                            1997    496,172     313,250       300,000        17,840(1)
Denis M. Berlan...................   1999    500,020     425,120       100,000         7,369(2)
  Executive Vice President and       1998    350,013      70,000       100,000         7,884(2)
     Chief Operating Officer         1997    258,010     162,890       200,000         8,505(2)
Nathan Sarkisian..................   1999    398,477     425,120       100,000         4,452(3)
  Senior Vice President and          1998    270,011      54,000       100,000         5,016(3)
  Chief Financial Officer            1997    223,278     140,963       100,000         5,269(3)
Erik Cleage.......................   1999    400,015     340,096       100,000         4,863(4)
  Senior Vice President --           1998    265,011      53,000       200,000         5,906(4)
  Marketing                          1997    240,009     112,770        80,000         6,045(4)
Peter Smyth.......................   1999    300,012     232,440            --        14,826(5)
  Vice President -- Sales            1998    265,011      53,000            --        14,984(5)
                                     1997    215,008     101,023        60,000        12,325(5)

----------

(1) Represents $16,480, $16,236 and $16,340 of disability insurance premiums, life insurance premiums and medical examination costs paid by Altera in fiscal 1999, fiscal 1998 and fiscal 1997, respectively, and a $1,500 contribution by Altera under its 401(k) plan in each such year.

(2) Represents $5,869, $6,384 and $7,005 of disability insurance premiums, life insurance premiums and medical examination costs paid by Altera in fiscal 1999, fiscal 1998 and fiscal 1997, respectively, and a $1,500 contribution by Altera under its 401(k) plan in each such year.

(3) Represents $2,952, $3,516 and $3,769 of disability insurance premiums and life insurance premiums paid by Altera in fiscal 1999, fiscal 1998 and fiscal 1997, respectively, and a $1,500 contribution by Altera under its 401(k) plan in each such year.

(4) Represents $3,363, $4,406 and $4,545 of disability insurance premiums, life insurance premiums and medical examination costs paid by Altera in fiscal 1999, fiscal 1998 and fiscal 1997, respectively, and a $1,500 contribution paid by Altera under its 401(k) plan in each such year.

(5) Represents $13,326, $13,484 and $10,825 of disability insurance premiums, life insurance premiums and medical examination costs paid by Altera in fiscal 1999, fiscal 1998 and fiscal 1997, respectively, and a $1,500 contribution paid by Altera under its 401(k) plan in each such year. In February 2000, Mr. Smyth retired from his position as Vice President, Sales.

Options Granted During Fiscal 1999

   The following table summarizes the grants of options to purchase Altera's Common Stock made to the persons named in the Summary Compensation Table.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                         INDIVIDUAL GRANTS                               VALUE AT ASSUMED
                     ------------------------------------------------------------      ANNUAL RATES OF STOCK
                         NUMBER OF      % OF TOTAL OPTIONS                             PRICE APPRECIATION FOR
                        SECURITIES          GRANTED TO       EXERCISE                      OPTION TERM(2)
                     UNDERLYING OPTION  EMPLOYEES IN FISCAL    PRICE     EXPIRATION    -----------------------
       NAME            GRANTED(#)(1)           YEAR          ($/SHARE)      DATE         5%($)        10%($)
       ----          -----------------  -------------------  ---------   ----------    --------     ----------
Rodney Smith.......     200,000(3)             4.4%           45.3750     12/14/09     5,707,219    14,463,213
Denis M. Berlan....     100,000(4)             2.2%           45.3750     12/14/09     2,853,609    7,231,606
Nathan Sarkisian...     100,000(5)             2.2%           45.3750     12/14/09     2,853,609    7,231,606
Erik Cleage........     100,000(6)             2.2%           45.3750     12/14/09     2,853,609    7,231,606
Peter Smyth........          --                 --                 --           --            --          --

(1) The options shown in the table are nonstatutory stock options that were granted at fair market value under Altera's 1996 Stock Option Plan, as amended (the "1996 Plan").

(2) The 5% and 10% assumed compound rates of annual stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Altera's estimate or projection of future Common Stock prices.

(3)  50,000 shares vest annually from January 1, 2001 through January 1, 2004.

(4)  8,333 shares vest monthly from January 1, 2003 through December 31, 2003.

(5)  8,333 shares vest monthly from January 1, 2003 through December 31, 2003.

(6)  8,333 shares vest monthly from January 1, 2003 through December 31, 2003.

Option Exercises and Fiscal 1999 Year-End Values

   The following table provides the specified information concerning exercises of options to purchase Altera's Common Stock and the fiscal year-end value of unexercised options held by each of the persons named in the Summary Compensation Table.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES

                                                     NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                   OPTIONS AT FISCAL YEAR-END       IN-THE-MONEY OPTIONS
                           SHARES                             (#)                 AT FISCAL YEAR-END($)(1)
                        ACQUIRED ON    VALUE       ---------------------------   -------------------------
      NAME              EXERCISE(#)   REALIZED($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
      ----              -----------   ----------   -----------   -------------   -----------   -------------
Rodney Smith..........    760,000     27,016,485     436,667       1,103,333     21,642,308     54,683,942
Denis M. Berlan.......    115,000      4,112,499     477,340         685,000     23,658,164     33,950,313
Nathan Sarkisian......     65,500      2,070,764     188,500         548,100      9,342,531     27,165,206
Erik Cleage...........     85,000      4,451,576     177,667         551,333      8,805,621     27,325,442
Peter Smyth...........    372,666     11,132,825       3,334         200,000        165,241      9,912,500

------------

(1) Amounts reflecting gains on outstanding stock options are based on the closing price of Altera's Common Stock on December 31, 1999 of $49.5625.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Altera's officers and directors and persons who own more than 10% of a registered class of Altera's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors, and 10% stockholders are also required by SEC rules to furnish Altera with copies of all Section 16(a) reports they file.

   Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no Forms 5 were required for such persons, Altera believes that, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors, and 10% stockholders were complied with, except that all executive officers inadvertently failed to file a Form 5 for stock option grants made to each executive officer in 1997 and 1998. In 1999, the executive officers filed reports on Form 5 to report those transactions. In making these statements, Altera has relied upon the written representations of its officers and directors.

COMPANY PERFORMANCE

   The following graph shows a comparison, since January 1, 1995, of cumulative total return for Altera, the Standard & Poor's 500 Index and the Standard & Poor's Semiconductor Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*

                         [GRAPH COMPARING PERFORMANCE OF
                        ALTERA CORPORATION, S&P INDEX AND
                 S&P SEMICONDUCTOR INDEX OVER A FIVE YEAR PERIOD
       FROM JANUARY 1, 1995 TO DECEMBER 31, 1999 USING THE FOLLOWING DATA]

MEASUREMENT PERIOD        ALTERA                               S&P
(FISCAL YEAR COVERED)   CORPORATION    S&P 500 INDEX    SEMICONDUCTOR INDEX
---------------------   -----------    -------------    -------------------
     1/1/95               100.00          100.00              100.00
     1/1/96               237.61          134.11              135.21
     1/1/97               347.16          161.29              212.17
     1/1/98               316.42          211.30              222.48
     1/1/99               581.49          267.65              346.65
     12/31/99             946.87          319.91              635.74

Assumes $100 invested on December 31, 1994 in Altera Common Stock, Standard & Poor's 500 Index and Standard & Poor's Semiconductor Index. Total return is based on historical results and is not intended to indicate future performance.

------------

* Total return assumes reinvestment of dividends for the Standard & Poor's 500 Index and Standard & Poor's Semiconductor Index. Altera has never paid dividends on its common stock and has no present plans to do so.

        PROPOSAL TWO -- APPROVAL OF AMENDMENT TO 1996 STOCK OPTION PLAN

STOCKHOLDER PROPOSAL

   At the annual meeting, the stockholders are being requested to approve the proposed amendment to the 1996 Plan to increase by 4,000,000 the number of shares reserved for issuance.

SUMMARY

   The 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors in March 1996 and approved by the stockholders in May 1996. The 1996 Plan as adopted had 2,000,000 shares of Common Stock reserved for issuance, which increased to 4,000,000 with Altera's two-for-one stock split in December 1996. At the annual meetings held in 1997, 1998, and 1999, the stockholders approved amendments to the 1996 Plan that increased the number of shares reserved for issuance by an aggregate of 5,000,000 to 9,000,000. As a result of Altera's two-for-one stock split in May 1999, the number of shares reserved for issuance increased to 18,000,000.

   As of the Record Date, options to purchase an aggregate of 15,367,617 shares were outstanding and options to purchase 1,922,164 shares were available for future grant. In addition, 16,077,836 shares had been issued pursuant to the exercise of stock options granted under the 1996 Plan. The 1996 Plan authorizes the Board of Directors to grant stock options to eligible employees and consultants of Altera. The 1996 Plan is structured to allow the Board of Directors broad discretion in creating equity incentives in order to assist Altera in attracting, retaining and motivating the best available personnel for the successful conduct of Altera's business. The Board of Directors believes that the remaining shares available for grant under the 1996 Plan are insufficient to accomplish these purposes.

   In January 2000, the Board of Directors approved an amendment to the 1996 Plan, subject to stockholder approval, to increase the number of shares reserved for issuance by 4,000,000, thereby increasing the total number of shares issuable under the 1996 Plan from 18,000,000 to 22,000,000.

   Under Altera's stock repurchase program, the Board of Directors has authorized management to purchase up to 12,000,000 shares of Common Stock in the open market from time to time. Altera's goal is to use its stock repurchases under this program to offset the potential share dilution from stock options granted under the 1996 Plan and from shares purchased under the 1987 Employee Stock Purchase Plan. In 1996, 1998 and 1999, Altera repurchased 600,000 shares, 3,620,000 shares, and 2,165,000 shares, respectively, substantially offsetting the potential share dilution from 1996, 1998, and 1999 activity relating to the 1996 Plan and 1987 Employee Stock Purchase Plan. Also, as of the Record Date, Altera has outstanding puts that may require Altera to purchase 250,000 shares. Consequently, Altera may repurchase a total of 5,365,000 shares in the future under Altera's stock repurchase program.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

   The affirmative vote of the holders of a majority of the shares of Altera's Common Stock present or represented and voting at the annual meeting will be required to approve the amendment to the 1996 Plan. IN ORDER TO PROVIDE INCENTIVES TO ELIGIBLE EMPLOYEES AND TO ALIGN THEIR INTERESTS DIRECTLY WITH THOSE OF THE STOCKHOLDERS, ALTERA'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED AMENDMENT AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" SUCH AMENDMENT.

   The essential features of the 1996 Plan are outlined below.

GENERAL

   The 1996 Plan permits stock option grants to employees and consultants of Altera, or any parent or subsidiary of Altera. Altera's Board of Directors has the discretion to grant incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options ("Nonstatutory Options"). Altera does not currently have plans to grant Incentive Stock Options under the 1996 Plan.

   The 1996 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of ERISA.

PURPOSES

   The purposes of the 1996 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of Altera, to promote the success of Altera's business, and to clearly align the interests of eligible employees directly with those of the stockholders.

ADMINISTRATION

   The 1996 Plan may be administered by the Board of Directors of Altera or by a committee designated by the Board. Once appointed, the committee members shall continue to serve until otherwise directed by the Board. The administration, interpretation, or application of the 1996 Plan by the Board of Directors or its committee shall be final, conclusive, and binding upon all participants. The Board of Directors will administer the 1996 Plan, subject to the authority delegated to the Stock Option Plan Committee to grant stock options to employees other than officers and directors, and to the authority delegated to its Compensation Committee to administer the 1996 Plan in connection with grants and other matters regarding officers, directors, and 10% stockholders of Altera, as each such term is defined under Section 16 of the Exchange Act. Currently, the Stock Option Plan Committee consists of Rodney Smith, and the Compensation Committee consists of William E. Terry and Michael A. Ellison. Members of the Board and the committees will receive no additional compensation for their services in connection with the administration of the 1996 Plan. Copies of the 1996 Plan are available upon request at Altera's principal executive offices.

ELIGIBILITY

   The 1996 Plan provides for the grant of stock options to employees (including employees who are both officers and directors of Altera) and consultants of Altera or any parent or subsidiary of Altera whom the Board of Directors or the committees determine are eligible to be granted stock options under the 1996 Plan ("Optionees"). Incentive Stock Options may only be granted to employees. The Board of Directors or the committees determine the number of shares to be subject to each stock option. As of the Record Date, approximately 1,250 employees (including officers) were eligible to participate in the 1996 Plan.

   The 1996 Plan imposes a limitation on grants to any Optionee in any fiscal year so that the aggregate grants in any one year to any Optionee may not exceed 500,000 shares per fiscal year; provided, however, that new hires may receive additional stock option grants for no more than 500,000 shares in the year they are hired. In addition, there is a limit of $100,000 on the aggregate fair market value of shares subject to all Incentive Stock Options that are exercisable for the first time in any calendar year by an employee.

TERMS OF OPTIONS

   Each stock option granted pursuant to the 1996 Plan is evidenced by a written stock option agreement between Altera and the Optionee and is subject to the following terms and conditions:

      (a) Exercise of the Option. The Board of Directors or the committees determine on the date of grant when stock options may be exercisable under the 1996 Plan.

   Effective October 1, 1997, the form of stock option agreement used under the 1996 Plan for all new employees provides that a stock option will be exercisable cumulatively as to 25% of the stock option shares at the end of the first year and then monthly in equal amounts until 100% of the stock option shares have vested at the end of four years, so long as employment continues. Additional stock options granted to existing employees will typically vest monthly over a one-year period ending four years from the date of grant.

      A stock option is exercised by delivering to Altera a written notice of exercise that specifies the number of full shares of Common Stock to be purchased and by tendering payment of the purchase price to Altera. A stock option may not be exercised for a fraction of a share.

      Payment for shares issued upon exercise of a stock option may consist of cash, check, promissory note, an exchange of shares of Altera's Common Stock, any combination of such methods of payment or such other consideration as determined by the Board of Directors or the committees and as permitted under the Delaware General Corporation Law.

      (b) Exercise Price. The exercise price of stock options granted under the 1996 Plan is determined by the Board of Directors or the committees but may not be less than 100% of the fair market value of the Common Stock on the date the stock option is granted. The 1996 Plan provides that, because Altera's Common Stock is currently traded on the Nasdaq National Market, the fair market value per share shall be the closing price on the Nasdaq National Market, on the date of grant of the stock option, as reported in The Wall Street Journal.

      (c) Termination of Employment. If the Optionee's employment with Altera is terminated for any reason (other than death, total and permanent disability, or in certain cases, retirement), a vested stock option may be exercised within 30 days (or such other period of time (not exceeding three months in the case of Incentive Stock Options) as is determined by the Board or the committee administering the 1996 Plan at the time of grant of such stock option), after such termination (but in no event later than the date of expiration of the term of such stock option) as to all or part of the shares as to which the Optionee was entitled to exercise at the date of such termination. An Optionee may be exempt from this rule if the Optionee is on an approved leave of absence, or if transferred to a subsidiary or parent of Altera.

      (d) Retirement. If an Optionee satisfies certain requirements relating to his or her age and tenure with Altera, the Board or the committee administering the 1996 Plan may grant the Optionee stock options that continue to vest following his or her retirement from Altera. The Board or the committee may determine the extended period of exercisability and vesting, but such period may not extend beyond the date the stock option would otherwise terminate in accordance with its terms pursuant to the Option Agreement between Altera and the Optionee.

      Effective October 6, 1999, an Optionee is eligible for extended exercisability of stock options upon retirement under the 1996 Plan only if he or she: (i) has terminated his or her employment or consultancy with Altera after attaining the age of 55 and has completed at least ten years of service as an employee of Altera, or (ii) has terminated his or her employment or consultancy with Altera as a result of disability (regardless of Optionee's age), has completed ten years of service as an employee of Altera, and is eligible for Social Security benefits. In addition, to be eligible for extended exercisability of stock options upon retirement under the 1996 Plan, an Optionee must not have committed certain acts of misconduct, including conduct related to employment for which either criminal or civil penalties may be sought, willful violation of Altera's written policies, engaging in any activity which is in competition with Altera or any parent or subsidiary of Altera, or unauthorized disclosure of confidential information or trade secrets of Altera or any parent or subsidiary of Altera (collectively "Acts of Misconduct").

      (e) Death or Disability. If an Optionee is unable to continue his or her employment with Altera as a result of death, his or her stock options may be exercised at any time within six months from the date of death (but in no event later than the date of expiration of the term of such stock option) to the extent such stock options would have been exercisable on the date six months after the date of the Optionee's death. If an Optionee should die after a termination of employment, but before his or her stock options have expired or been exercised, such stock options may be exercised at any time within six months after death (but in no event later than the date of expiration of the term of such stock option) but only to the extent the stock options were exercisable on the date of termination. The Board or its Committee may in its discretion extend the exercisability (but not the vesting) of such stock options for up to twelve months from the date of death.

      If an Optionee is unable to continue his or her employment with Altera as a result of total and permanent disability, and except as otherwise provided above under "Retirement," his or her stock options may be exercised at any time within three months after termination (or such other period not exceeding twelve months as determined by the Board or committee but in no event later than the date of expiration of the term of such stock option) to the extent the stock option was exercisable on the date of termination.

      (f) Term and Termination of Options. Stock options granted under the 1996 Plan expire ten years from the date of grant, unless a shorter period is provided in the stock option agreement. The current form of Option agreement provides for a ten-year term. No stock option may be exercised by any person after the expiration of its term.

      (g) Nontransferability of Options. A stock option is not transferable by the Optionee, other than by will or the laws of descent and distribution. If the Optionee dies, stock options may be exercised by a person who acquires the right to exercise the stock option by bequest or inheritance.

      (h) Other Provisions. The stock option agreement may contain such other terms, provisions, and conditions not inconsistent with the 1996 Plan as may be determined by the Board of Directors or the committees.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER

   In the event any change, such as a stock split or payment of a stock dividend, is made in Altera's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of additional consideration by Altera, an appropriate adjustment shall be made by the Board of Directors in the stock option exercise price and in the number of shares subject to each stock option.

   In the event of a proposed dissolution or liquidation of Altera, Altera is required to notify each Optionee as soon as practicable prior to the effective date of the proposed transaction. The Board may, in its discretion, provide for an Optionee to have the right to exercise his or her stock options prior to the transaction and may, in addition, accelerate the exercisability of stock options so as to permit Optionees to exercise their stock options to purchase shares of Common Stock for which the stock options would not otherwise be exercisable. To the extent a stock option has not been previously exercised, it will terminate immediately prior to the proposed liquidation or dissolution.

   In the event of a proposed sale of the assets of Altera or the merger of Altera with or into another corporation, all stock options will be assumed or an equivalent option will be substituted by the successor corporation. If the successor corporation refuses to fully assume all stock options, the Optionees shall have the right to exercise stock options prior to such transaction for all shares of Common Stock subject to such stock options, including shares for which such stock options would not otherwise be exercisable. Stock options will be considered assumed if, following the merger or sale of assets, the option or right granted to the Optionee by the purchaser or acquiror confers the right to receive for each share of Common Stock subject to such stock options the consideration received in the merger or sale of assets in exchange for outstanding shares of the Common Stock on the date of the transaction; provided, however, that if the consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the stock option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Altera's Common Stock in the merger or sale of assets.

AMENDMENT AND TERMINATION

   The Board may amend, alter, suspend, or terminate the 1996 Plan, or any part of the 1996 Plan, at any time and for any reason. However, Altera shall obtain stockholder approval for any amendment to the 1996 Plan to the extent necessary to comply with Section 162(m) and Section 422 of the Code, or any similar rule or statute. No such action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the 1996 Plan without the written consent of the optionee. Unless terminated earlier, the 1996 Plan shall terminate ten years from the date of its approval by the stockholders of Altera.

TAX INFORMATION

Incentive Stock Options

   The Code provides to Optionees favorable federal income tax treatment of stock options which qualify as Incentive Stock Options. If a stock option granted under the 1996 Plan is treated as an Incentive Stock Option, the Optionee will recognize no income upon grant of the stock option, and will recognize no income upon exercise of the stock option unless the alternative minimum tax rules apply. Altera will not be allowed a deduction for federal tax purposes in connection with the exercise of an Incentive Stock Option.

   Upon the sale of the shares issued upon exercise of an Incentive Stock Option at least two years after the grant of the stock option and one year after exercise of the stock option (the "statutory holding periods"), any gain will be taxed to the Optionee as long-term capital gain. If the statutory holding periods are not satisfied (i.e., the Optionee makes a "disqualifying disposition"), the Optionee will recognize compensation income equal to the excess, if any, of the lower of (i) the fair market value of the stock at the date of the stock option exercise, or (ii) the sale price of the stock, over the option price. Altera is generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition. The employee's basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized on a disqualifying disposition of the shares will be characterized as capital gain or loss.

   Different rules may apply if shares are purchased by an Optionee who is subject to Section 16(b) of the Exchange Act, and the Optionee subsequently disposes of such shares prior to the expiration of the statutory holding periods.

Nonstatutory Options

   Nonstatutory Options granted under the 1996 Plan will not qualify for any special tax benefits to the Optionee.

   An Optionee will not recognize any taxable income at the time he or she is granted a Nonstatutory Option. Upon exercise of the stock option, the Optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares at the time of exercise over the exercise price. Altera is generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such exercise. The employee's basis of the option stock will be increased by the amount of the compensation income recognized.

   Upon the sale of the shares issued upon exercise of a Nonstatutory Option, any further gain or loss recognized will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

   During 1999, Altera received a tax benefit resulting from tax deductions of approximately $49.9 million and $3.1 million with respect to options exercised by employees under the 1987 Plan and the 1996 Plan, respectively. During 1999, Altera also received a tax benefit resulting from research and development credits of approximately $3.8 million and $172,900 with respect to options exercised by employees under the 1987 Plan and the 1996 Plan, respectively. These amounts are in addition to approximately $15.0 million and $5.8 million received by Altera as payment of the exercise price of such options under each plan, respectively.

Tax Summary

   The foregoing summary of the effect of federal income taxation upon the Optionee and Altera with respect to the grant of stock options and purchase of shares under the 1996 Plan does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the tax implications of an Optionee's death or the provisions of the income tax laws of any municipality, state, or foreign country in which the Optionee may reside.

PARTICIPATION IN THE 1996 PLAN

   The grant of stock options under the 1996 Plan to executive officers, including the executive officers named in the Summary Compensation Table herein (the "Named Officers"), is subject to the discretion of the Board of Directors. Since the 1996 Plan's inception, Messrs. Smith, Berlan, Sarkisian, Cleage and Smyth were granted options to purchase 1,100,000, 700,000, 500,000, 580,000 and 160,000 shares, respectively. See "Proposal One--Election of Directors--Executive Compensation--Options Granted During Fiscal 1999" for information with respect to the grant of options to the Named Officers during fiscal 1999. Since the 1996 Plan's inception, all current executive officers as a group (including the Named Officers) and all other employees as a group were granted as of December 31, 1999 options to purchase 3,328,000 and 17,469,525 shares, respectively. During this period, options to purchase an aggregate of 5,138,882 were cancelled. During fiscal 1999, all current executive officers as a group (including the Named Officers) and all other employees as a group were granted options to purchase 580,000 and 3,922,125 shares, respectively, pursuant to the 1996 Plan. As of the date hereof, there has been no determination as to future awards under the 1996 Plan. Accordingly, future benefits or amounts received are not determinable.

                   PROPOSAL THREE -- APPROVAL OF AMENDMENT TO
                        1987 EMPLOYEE STOCK PURCHASE PLAN

STOCKHOLDER PROPOSAL

   At the annual meeting, the stockholders are being requested to approve the proposed amendment of the 1987 Purchase Plan to increase by 250,000 the number of shares reserved for issuance.

GENERAL

   The 1987 Employee Stock Purchase Plan (the "1987 Purchase Plan") was adopted by the Board of Directors in August 1987 and approved by the stockholders in September 1987. Since the Plan's adoption, the Board of Directors has authorized, and stockholders have approved, amendments to the 1987 Purchase Plan to increase the shares reserved for issuance from 200,000 to 700,000. The number of shares reserved for issuance increased to 2,800,000 as a result of Altera's two-for-one stock splits in each of May 1995 and December 1996. At the annual meetings held in 1998 and 1999, the stockholders approved an amendment to the 1987 Purchase Plan that increased the number of shares reserved for issuance under the 1987 Purchase Plan by an additional 500,000 to 3,300,000. The number of shares reserved for issuance increased to 6,600,000 as a result of Altera's two-for-one stock split in May 1999. In January 2000, the Board of Directors approved an amendment to the 1987 Purchase Plan, subject to stockholder approval, to increase the number of shares reserved for issuance by 250,000, thereby increasing the total number of shares issuable under the 1987 Purchase Plan from 6,600,000 to 6,850,000.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

   The affirmative vote of the holders of a majority of the shares of Altera's Common Stock present or represented and voting at the annual meeting will be required to approve the amendment to the 1987 Purchase Plan. ALTERA'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED AMENDMENT AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" SUCH AMENDMENT.

   The essential features of the 1987 Purchase Plan are outlined below.

GENERAL

   The 1987 Purchase Plan, and the right of participants to make purchases under the 1987 Purchase Plan, is intended to qualify as an "Employee Stock Purchase Plan" under the provisions of Sections 421 and 423 of the

Code. The provisions of the 1987 Purchase Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of those sections of the Code.

   The 1987 Purchase Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of ERISA.

PURPOSE

   The purpose of the 1987 Purchase Plan is to provide employees of Altera (and any of its subsidiaries which is designated by the Board of Directors) with an opportunity to purchase Common Stock of Altera through accumulated payroll deductions.

ADMINISTRATION

   The 1987 Purchase Plan may be administered by the Board of Altera or a committee of members of the Board appointed by the Board. Once appointed, the members of the committee shall continue to serve until otherwise directed by the Board. The administration, interpretation or application of the 1987 Purchase Plan by the Board of Directors or its committee shall be final, conclusive and binding upon all participants. Members of the Board who are eligible employees are permitted to participate in the 1987 Purchase Plan, provided that such members may not vote on any matter affecting the administration of the 1987 Purchase Plan or the grant of any stock option pursuant to the 1987 Purchase Plan, and, if a committee is established to administer the 1987 Purchase Plan, no member of the Board who is eligible to participate in the 1987 Purchase Plan may be a member of the committee. No charges for administrative or other costs may be made against the payroll deductions of a participant in the 1987 Purchase Plan. Members of the Board receive no additional compensation for their services in connection with the administration of the 1987 Purchase Plan.

ELIGIBILITY

   Any person, including an officer, who is customarily employed for at least 20 hours per week and more than five months in a calendar year by Altera (or any of its subsidiaries which is designated from time to time by the Board) as of the first day of a given offering period shall be eligible to participate in the 1987 Purchase Plan. Notwithstanding the foregoing, no participant shall be granted a stock option under the 1987 Purchase Plan which would permit the participant's rights to purchase stock under all employee stock purchase plans of Altera and its subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such stock option is granted) for each calendar year in which such stock option is outstanding at any time. Furthermore, if the number of shares which would otherwise be subject to stock options under the 1987 Purchase Plan at the beginning of an offering period exceeds the number of shares then available for grant, a pro rata allocation of the available shares shall be made in as uniform a manner as is practicable and as Altera shall determine to be equitable. As of the Record Date, 1,494 employees were eligible to participate in the 1987 Purchase Plan.

OFFERING PERIODS

   Typically, the 1987 Purchase Plan is implemented by one offering during each six-month period of the plan. Currently, the offering periods commence on or about April 16 and October 16 of each year. In the future, the Board of Directors may alter the duration of the offering periods with respect to future offerings without stockholder approval if such change is announced at least 15 days prior to the scheduled beginning of the first offering period to be affected.

ENROLLMENT IN THE PLAN

   Eligible employees become participants in the 1987 Purchase Plan by completing a subscription agreement authorizing payroll deductions prior to the applicable offering date, unless a later time for filing the subscription agreement has been set by the Board for all eligible employees with respect to a given offering. A person who becomes employed after the commencement of an offering may not participate in the 1987 Purchase Plan until the commencement of the next offering.

PURCHASE PRICE

   The purchase price at which shares are sold under the 1987 Purchase Plan is the lower of: (i) 85% of the fair market value of a share of the Common Stock of Altera on the first day of the offering period; or (ii) 85% of the fair market value of a share of the Common Stock of Altera on the last day of the offering period. The 1987 Purchase Plan provides that, because Altera's Common Stock is currently traded on the Nasdaq National Market, the fair market value of a share of the Common Stock on a given date shall be the closing price on the Nasdaq National Market, on such date, as reported in The Wall Street Journal. If the first or last day of the offering period falls on a weekend or holiday, the fair market value of a share of Altera's Common Stock for the first day of the offering period will be the closing price on the next business day, and the fair market value of a share of Altera's Common Stock for the last day of the offering period will be the closing price on the prior business day.

PAYMENT OF THE PURCHASE PRICE; PAYROLL DEDUCTIONS

   The payroll deductions accumulated during the offering period are applied to the purchase of the shares. The deductions may not exceed 10% of a participant's eligible compensation received on each payday. The aggregate of such payroll deductions during the offering period cannot exceed the lesser of 10% of his or her aggregate compensation during such offering period or $12,500. Partial share dollar amounts carried over into the following offering period will reduce the withholding if it would exceed 10% of a participant's eligible compensation. Compensation is defined as all regular straight time gross earnings, plus sales commissions and sales incentives earned during the entire offering period, but exclusive of payments for overtime, shift premium, other incentive compensation, other incentive payments, bonuses, or other compensation. Payroll deductions shall commence on the first payday following the first day of the offering period and shall continue at the same percentage rate until the end of the offering period unless sooner terminated. No interest shall accrue on the payroll deductions of a participant in the 1987 Purchase Plan. At any time during the offering period, a participant may discontinue payroll deductions under the 1987 Purchase Plan without withdrawing amounts contributed through prior payroll deductions. All payroll deductions received or held by Altera under the 1987 Purchase Plan may be used by Altera for any corporate purpose, and Altera is not obligated to segregate such payroll deductions.

PURCHASE OF STOCK; GRANT OF OPTIONS

   On the first day of each offering period, each eligible employee participating in the 1987 Purchase Plan shall be granted an option to purchase (at the per-share option price) up to a number of shares determined by dividing such employee's accumulated payroll deductions by the option purchase price determined as described under "Purchase Price" above, subject to the limitations set forth in the 1987 Purchase Plan.

EXERCISE OF OPTIONS

   Unless the participant's participation is discontinued, each participant's option for the purchase of the maximum number of full shares will be exercised automatically at the end of the offering period at the applicable price.

WITHDRAWAL

   A participant may withdraw all, but no less than all, the payroll deductions credited to his or her account under the 1987 Purchase Plan at any time prior to the last day of the offering period by giving written notice to Altera. All of the participant's payroll deductions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal, and his or her option for the current period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the offering period.

   A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the 1987 Purchase Plan or in any similar plan which may be adopted by Altera.

TERMINATION OR INTERRUPTION OF EMPLOYMENT

   Upon termination or interruption of a participant's employment for any reason, including retirement or death, prior to the last day of the offering period, the payroll deductions credited to the participant's account will be returned to such participant, or, in the case of the participant's death, to the person or persons entitled thereto as specified in the participant's subscription agreement, and his or her option will be automatically terminated.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER

   In the event any change, such as a stock split or payment of a stock dividend, is made in Altera's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of additional consideration by Altera, an appropriate adjustment will be made in the shares subject to purchase and in the purchase price per share, subject to any required action by the stockholders. In the event of the proposed dissolution or liquidation of Altera, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of Altera, or the merger of Altera with or into another corporation, each option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the participant shall have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Board makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the participant that the option shall be fully exercisable for a period of 15 days from the date of such notice, and the option will terminate upon the expiration of such period.

   The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the number of shares available for grant, as well as the price per share of Common Stock covered by each outstanding option, in the event that Altera effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of Altera being consolidated with or merged into any other corporation.

NONASSIGNABILITY

   Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the 1987 Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent, and distribution or as provided in the 1987 Purchase Plan) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that Altera may treat such act as an election to withdraw from the 1987 Purchase Plan.

AMENDMENT AND TERMINATION OF THE PLAN

   The Board of Directors may at any time or from time to time amend or terminate the 1987 Purchase Plan, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the 1987 Purchase Plan without prior approval of the stockholders of Altera if such amendment would increase the number of shares reserved for issuance under the 1987 Purchase Plan, permit payroll deductions at a rate in excess of 10% of the participant's compensation as defined in the 1987 Purchase Plan, modify the designation of the employees (or class of employees) eligible to participate in the plan, or materially increase the benefits which may accrue to participants under the 1987 Purchase Plan. The 1987 Purchase Plan shall continue in effect until August 2007, unless sooner terminated as described above.

TAX INFORMATION

   The 1987 Purchase Plan and the right of participants to make purchases under the 1987 Purchase Plan is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or the purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as follows.

   If the shares are sold or disposed of (including by way of gift) at least two years after the offering date (the first day of the offering period during which shares were purchased) and more than one year after the date on which shares were transferred to the employee, then the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option (the "Option Price") or (b) 15% of the fair market value of the shares on the offering date, will be treated as ordinary income to the participant. The employee's basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sales price is less than the Option Price, there is no ordinary income and the participant has a capital loss for the difference.

   If the shares are sold or disposed of (including by way of gift or by exchange in connection with the exercise of an incentive stock option) before the expiration of the holding periods described above, then the excess of the fair market value of the shares on the date of option exercise over the Option Price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized in connection with any such sale or exchange will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

   If shares are sold or disposed of before the expiration of the statutory holding periods, Altera is generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition.

   The foregoing summary of the effect of federal income taxation upon the participant and Altera with respect to the shares purchased under the 1987 Purchase Plan does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax implications of a participant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

PARTICIPATION IN THE 1987 PURCHASE PLAN

   Eligible employees participate in the 1987 Purchase Plan voluntarily and each such employee determines his or her level of payroll deductions within the guidelines fixed by the 1987 Purchase Plan. Accordingly, future purchases under the 1987 Purchase Plan are not determinable at this time.

     PROPOSAL FOUR -- APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

STOCKHOLDER PROPOSAL

   At the annual meeting, the stockholders are being requested to approve an amendment to Altera's Certificate of Incorporation to increase from 400 million to 700 million the number of shares of Altera's authorized Common Stock.

SUMMARY

   Altera's Certificate of Incorporation authorizes Altera to issue up to 400 million shares of Common Stock, $0.001 par value per share. In March 2000, the Board of Directors approved an increase in the authorized number of Altera's Common Stock from 400 million to 700 million shares. Since, as of the Record Date, there were over 199.7 million issued and outstanding shares of Altera's Common Stock and approximately an additional 25.4 million reserved for future issuance under Altera's stock option plans and employee stock purchase plan, the number of shares of Common Stock currently authorized in the Certificate of Incorporation would be insufficient to permit the Board of Directors to approve a 2-for-1 stock split in the form of a 100% stock dividend. Under Delaware law, the Board of Directors cannot amend the Certificate of Incorporation without shareholder approval and cannot approve a stock dividend unless sufficient authorized shares are available. Under the proposed amendment to the Certificate of Incorporation, the additional shares of Common Stock would be available for issuance without further stockholder action, unless stockholder action is otherwise required by Delaware law or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted. Although Altera is not currently contemplating any additional stock split or stock dividend and there can be no assurance that any additional stock split or stock dividend will happen at any particular time in the future or at all, the additional authorized shares will effectively provide the Board with the necessary flexibility to split the shares and undertake certain other types of transactions, if the need arises.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

   The affirmative vote of the holders of a majority of the shares of Altera's Common Stock present or represented and voting at the annual meeting will be required to approve the amendment to Altera's Certificate of Incorporation. IN ORDER TO GIVE ALTERA THE FLEXIBILITY TO UNDERTAKE VARIOUS TYPES OF CORPORATE TRANSACTIONS, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 400 MILLION TO 700 MILLION.

                 PROPOSAL FIVE -- RATIFICATION OF APPOINTMENT OF
                             INDEPENDENT ACCOUNTANTS

STOCKHOLDER PROPOSAL

   At the annual meeting, the stockholders are being requested to ratify the Board of Directors' selection of PricewaterhouseCoopers LLP as Altera's outside auditors for fiscal year ending December 31, 2000.

SUMMARY

   The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of Altera Corporation for the current fiscal year ending December 31, 2000. Altera expects that a representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

   The affirmative vote of the holders of a majority of the shares of Altera's Common Stock present or represented and voting at the annual meeting will be required to approve this proposal. ALTERA'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

                                  OTHER MATTERS

   Altera knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

   It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date and return the accompanying proxy card as promptly as possible in the enclosed postage-prepaid envelope.

                                        For the Board of Directors
                                        ALTERA CORPORATION

                                        C. Wendell Bergere,
                                        Secretary


Dated: March 31, 2000